Exhibit 99.1

CBOT Holdings, Inc. (the “Corporation”)

Director Compensation Policy – Updated as of February 2006

Directors’ Fee and Stock Grant for the Chairman of the Board

1.	Directors’ Fee. The Chairman of the Board shall be entitled to an annual directors’ fee in the amount of $500,000 per year (the “Chairman’s Directors’ Fee”) for so long as he or she shall remain the Chairman of the Board, commencing on the date of the initial closing of the Corporation’s initial public offering of its Class A common stock, par value $0.001 per share (the “Common Stock”), as described in the Corporation’s Form S-1, File No. 333-124730 (the “IPO”).

2.	Stock Grant. In addition to the Chairman’s Directors’ Fee described in Section 1 above, the Chairman of the Board shall be entitled to an annual grant of Common Stock with a value of $250,000 (the “Chairman’s Stock Grant”). Each Chairman’s Stock Grant shall be made pursuant to and in accordance with CBOT Holding, Inc.’s 2005 Long-Term Equity Incentive Plan (the “Plan”), subject to the terms and conditions thereof, and shall be payable as follows:

a.	The Chairman’s Stock Grant for the period from the IPO to the 2006 annual meeting of the Corporation shall be made on the date of the initial closing of the IPO and shall be pro rated to reflect the number of months between (and including) the month in which the initial closing of the IPO occurs and April 2006. For purposes of this Section 2(a), the number of shares of Common Stock issued to the Chairman of the Board shall be determined by dividing the pro rata value of the grant by the per share offering price in the IPO.

b.	Starting with the 2006 annual meeting, the Chairman’s Stock Grant shall be made on the date of each annual meeting of the Corporation. For purposes of this Section 2(b), the number of shares of Common Stock issued to the Chairman of the Board shall be determined by dividing $250,000 by the Fair Market Value (as defined in the Plan) of Common Stock on the date of the grant.

c.	The shares of Common Stock that are granted to the Chairman of the Board pursuant to this Section 2 shall be fully vested immediately upon such grant.

3.	Meeting Fees. The Chairman of the Board shall not be entitled to any additional compensation payable on a per-meeting basis.

Directors’ Fees and Stock Grants for Directors (Other than the Chairman of the Board and Employee Directors)

1.	Directors’ Fees. Each member of the Board (other than the Chairman of the Board and Directors who are also employees of the Corporation) (collectively, the “Directors”) shall be entitled to an annual directors’ fee in the amount of $30,000 per year (the “Directors’ Fees”) for so long as he or she remains a member of the Board, commencing on the date of the initial closing of the IPO.

2.	Stock Grant. In addition to the Directors’ Fees described in Section 1 above, each Director (other than the Chairman of the Board and Directors who are also employees of the Corporation) shall be entitled to an annual grant of Common Stock with a value of $30,000 (the “Director’s Stock Grant”). Each Director’s Stock Grant shall be made pursuant to and in accordance with the Plan, subject to the terms and conditions thereof, and shall be payable as follows:

a.	Each Director’s Stock Grant for the period from the IPO to the 2006 annual meeting of the Corporation shall be made on the date of the initial closing of the IPO and shall be pro rated to reflect the number of months between (and including) the month in which the initial closing of the IPO occurs and April 2006. For purposes of this Section 2(a), the number of shares of Common Stock issued to each Director shall be determined by dividing the pro rata value of the grant by the per share offering price in the IPO.

b.	Starting with the 2006 annual meeting, each Director’s Stock Grant shall be made on the date of each annual meeting of the Corporation. For purposes of this Section 2(b), the number of shares of Common Stock issued to each Director shall be determined by dividing $30,000 by the Fair Market Value (as defined in the Plan) of Common Stock on the date of the grant.

c.	The shares of Common Stock that are granted to each Director pursuant to this Section 2 shall be fully vested immediately upon such grant.

3.	Meeting Fees. Each Director (other than the Chairman of the Board and Directors who are also employees of the Corporation) shall be entitled to a fee of $1,500 per meeting of the Board of Directors or committee of the Board of Directors that such Director attends in person or by telephone (the “Director’s Meeting Fees”), commencing on the date of the initial closing of the IPO.

4.

Additional Directors’ Fees for Committee Chairs. In addition to the amount described in Sections 1, 2 and 3 above, (a) the Director who is the Chairman of the Audit Committee of the Board of Directors shall be entitled to an additional annual directors’ fee of $20,000 per year, for so long as he or she remains Chairman of his or her respective committee of the Board, commencing on the date of the initial closing of the IPO, (b) the Director who is the Chairman of the Compensation Committee of the Board of Directors and the Director who is the Chairman of the Nominating Committee of the Board of Directors shall each be entitled to an additional annual directors’ fee of $10,000 per year, for so long as he or she remains Chairman of his or her respective committee of the Board, commencing on the date of the initial closing of the IPO, and (c) any Director who is the Chairman of any other standing Committee of the Board of Directors shall be entitled to additional annual directors’ fees in the amount or amounts determined in the discretion of the Board, which amount or amounts shall not exceed $20,000 per year absent extraordinary circumstances. Any Director who is the Chairman of a temporary Committee of the Board of Directors that is asked to perform extraordinary tasks on a short-term basis shall be entitled to additional directors’ fees in the amount of $5,000 for each month in which he or she serves as the Chairman of such Committee plus an amount for partial months equal to $5,000 multiplied by a fraction, the numerator of which is the total number of days in the partial month in which he or she served as the Chairman of such Committee and the denominator of which is 30; provided, however, that the amount of directors’ fees paid to any Director under this sentence with respect to any particular temporary Committee shall not exceed $50,000.

5.	Cap on Aggregate Compensation. In no event shall the aggregate amount paid to any Director (other than the Chairman of the Board) for the period from one annual meeting of the Corporation to the next annual meeting of the Corporation pursuant to Sections 1, 2 and 3 above (but specifically excluding amounts paid pursuant to Section 4 above) exceed $100,000.

Stock Ownership Guidelines

Any Director (including the Chairman of the Board) who is issued Common Stock pursuant to this Director Compensation Policy shall, during the time such Director is a member of the Board of Directors of the Corporation, be required to own (including beneficial ownership) at least 50% of the number of shares (as adjusted in accordance with the terms of the Plan) granted to him or her under this Director’s Compensation Policy.